ADDENDUM TO EMPLOYMENT AGREEMENT


         THIS ADDENDUM TO EMPLOYMENT AGREEMENT ("Addendum") is made and entered into on the 1st day of November, 1999 by and between CNL American Properties Fund, Inc., a Florida corporation (the "Company") and Robert Chapin ("Executive") (collectively referred to as "the Parties").

         In consideration of the mutual covenants set forth below, The Company and the Executive agree as follows:

         1. This Addendum incorporates by reference the terms of the Employment Agreement entered into by the Parties dated August 25, 1999, the validity and enforceability of which the Parties hereby acknowledge (the "Agreement").

         2. The Parties agree that Section 6 of the Agreement does not alter Executive's entitlement to any deferred compensation otherwise due and owing to Executive in the event of Executive's termination pursuant to the terms of a deferred compensation plan.

         3. Notwithstanding the provisions of Section 7.1 of the Agreement to the contrary, the Parties agree that in the event the three (3) year term of the Agreement expires and Executive's employment with the Company or any affiliate terminates as a result, Executive's covenant not to compete shall be limited to six (6) months and Executive shall be paid a cash payment equal to six (6) months of Executive's Base Salary which is in effect on the date of Executive's termination. This cash payment shall be paid in accordance with the Company's usual and customary payroll practices commencing on the first payday following Executive's termination. Should Executive breach any of the provisions of
Section 7 of the Agreement as modified by this Addendum, in addition to any other remedies the Company may have, the Company may cease making the balance of the periodic payments specified herein as an offset against the damages suffered by the Company and any other Benefited Person (as defined in the Agreement) on account of such breach.

         4. The Parties agree that Executive shall not be in breach of the nondisparagement provision of Section 7.4 of the Agreement if Executive is compelled to act by subpoena or other legal mandate.

         5. Notwithstanding any terms of the Agreement to the contrary, the Parties agree that if the Agreement is assigned to and assumed by a purchaser of the Company and the purchaser subsequently desires to assign the Agreement to another person or entity, the Executive must consent in writing to any such desired assignment. If Executive does not consent, Executive shall terminate his employment with Good Reason upon written notice pursuant to Section 5.5, and shall be entitled to and bound by those terms of the Agreement applicable to terminations by Executive for Good Reason.


IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date first above written.




                                   By:
                                      -----------------------------------------
Witness
                                   Date:
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                                   On behalf of the Company


                                   By:
                                      -----------------------------------------
Witness                                   (Executive)
                                   Date:
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